Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Anworth Mortgage Asset Corporation and its subsidiaries of our reports dated February 28, 2019, relating to the consolidated financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting of Anworth Mortgage Asset Corporation and its subsidiaries, appearing in the Annual Report on Form 10-K of Anworth Mortgage Asset Corporation and its subsidiaries as of and for the year ended December 31, 2018.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RSM US LLP

Los Angeles, California

April 3, 2019